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                                                               Exhibit 10.29


                    [Letterhead of Angelica Corporation]


                              December 18, 2001



Charles D. Molloy, Jr.
986 Barnard College Lane
University City, Missouri 63130

Dear Charley:

         As you were previously notified, Angelica chose not to allow the Term of your Employment Agreement to renew. Accordingly, your Employment Agreement expired as of September 30, 2001. To whatever extent your employment may continue beyond that date, it will do so on an at-will basis and, as such, will be subject to termination, at any time, with or without cause.

         The purpose of this letter is to set forth the terms of your continued employment by Angelica following the expiration of your Employment Agreement on September 30, 2001. These terms of employment will remain in effect for the period beginning October 1, 2001 and ending March 31, 2002, or until any earlier termination of your employment. If your employment continues with Angelica beyond March 31, 2002, it will do so on an at-will basis and upon such terms and conditions as may be mutually agreed to in writing at that time.

         1.       EMPLOYMENT AT WILL - Again, to whatever extent your
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                  employment by Angelica may continue after September 30,
                  2001, it will do so on an at-will basis. Your employment may be terminated immediately at any time by Angelica, with or without cause.

         2.       COMPENSATION - Your base salary will be $16,666.66 per
                  ------------
                  month ($200,000.00 annualized), payable in accordance with Angelica's current payroll practices. Except as otherwise provided in this letter, you will continue to be eligible to participate in such other compensation and benefit plans and programs generally available to other similarly situated executives of Angelica, including participation in Angelica's: Short Term Incentive Compensation Plan; Performance Plan; Stock Bonus and Incentive Plan; Retirement Savings Plan (401k); Pension Plan; and Supplemental Plan. It is understood that Angelica may, at any time and in its sole discretion, eliminate, amend, modify or replace any such plan(s).

         3.       DUTIES - You will continue to serve as Vice President of
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                  Angelica Corporation and as President of Angelica's
                  Manufacturing and Marketing Business Segment (i.e. Angelica Image Apparel and the Canadian operations). However, your duties, authority, title and responsibilities (including, but not limited to, your status, offices and reporting requirements), may be changed and/or diminished by Angelica, in its sole discretion, at any time and from time to time, with or without cause.

         4.       TRIGGERING TRANSACTION - It is understood that Angelica
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                  has undertaken efforts to sell the assets of its
                  Manufacturing and Marketing Business Segment. Further, it is understood and agreed that your support, cooperation and


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Charles D. Molloy, Jr.
Page 2
December 18, 2001


                  assistance is important to the success of those efforts. Accordingly, the duties and responsibilities of your employment will include your full support of, as well as your cooperation and assistance with, Angelica's efforts to complete such transaction.

                  4.1 For purposes of this letter, a "Triggering Transaction" will mean any such transaction pursuant to which 50% or more of the assets of Angelica's
                  Manufacturing and Marketing Business Segment are sold to a third party.

         5.       SEPARATION PAYMENTS -- If on or prior to March 31, 2002,
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                  your employment is terminated by Angelica without good
                  cause, then, subject to the provisions of paragraph 7 below, Angelica will pay you an amount equal to six (6) months base salary (or such greater amount as Angelica, in its sole discretion, deems appropriate). Said amounts will be paid in equal, semi-monthly payments, less applicable taxes, withholdings and standard deductions. To the extent that the obligation to pay said amounts arises hereunder, such obligation will survive the termination of your employment until such time as said amounts have been paid.

                  5.1      For purposes of this letter, "good cause" means:
                  (i) your continued failure to substantially perform your duties with Angelica, including those identified in paragraph 3 above, (other than as a result of incapacity due to physical or mental condition); (ii) your commission of an act constituting a criminal offense involving moral turpitude, dishonesty or breach of trust; or (iii) your failure to fulfill or comply with any material term of your employment. You will not be entitled to any separation payments if your employment is terminated by you or by Angelica with good cause.

         6.       INCENTIVE FEE - If, during your employment or, in the case
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                  your employment is terminated by Angelica without good
                  cause then during the six (6) month period thereafter, a Triggering Transaction is consummated, Angelica will pay you, in addition to any separation payments provided for in paragraph 5 above, an incentive payment as follows:

                           (a) In the event of a Triggering Transaction for the sale of 90% or more of the assets of the Manufacturing and Marketing Business Segment, Angelica will pay you an incentive fee payment of $100,000;

                           (b) In the event of a Triggering Transaction for the sale of 50% or more, but less than 100%, of the assets of the Manufacturing and Marketing business Segment, Angelica will pay you an incentive fee payment of $50,000;

                           (c) In that the sale of less than 50% of the assets of the Manufacturing and Marketing Business Segment is not a Triggering Transaction, Angelica will not be obligated to pay you any incentive fee payment in the event of such a transaction.


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Charles D. Molloy, Jr.
Page 3
December 18, 2001


                  To the extent that the obligation to pay any such incentive fee may not arise hereunder until after the termination of your employment, such obligation will survive such termination until such obligation has been determined and, if earned, has been paid.

                  Notwithstanding anything to the contrary, it is understood that if your employment is terminated by you, or by Angelica for good cause, prior to the consummation of a Triggering Transaction, Angelica will have no obligation to pay any such incentive fee.

         7.       SETTLEMENT AGREEMENT AND RELEASE - Any and all payments to
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                  be made to you pursuant to paragraph 5 or 6, shall be
                  expressly conditioned upon the negotiation and execution of a mutually acceptable settlement agreement and release by you and Angelica. Such settlement agreement and release shall include, but not be limited to: a release by you of all claims against Angelica; your covenant not to compete with Angelica for a period to be determined and agreed to in such agreement; your continuing agreement not to disclose confidential information of Angelica; your agreement not to solicit Angelica's employees for employment by you or by others for a period of not less than one year; your agreement not to disparage Angelica; and such other terms and conditions as are customarily included in such agreements to which Angelica is a party.

         8.       MISCELLANEOUS - The above sets forth the terms of your
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                  employment and supersedes any prior written or oral
                  agreements, understandings, discussions or negotiations with respect thereto.

         Please acknowledge your receipt and acceptance of these terms by signing and returning to me the enclosed copy of this letter.


Very truly yours,

/s/ Don W. Hubble

Don W. Hubble


RECEIPT AND ACCEPTANCE
ACKNOWLEDGED


/s/ Charles D. Molloy, Jr.
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Charles D. Molloy, Jr.